EXHIBIT 99

                                                           FOR IMMEDIATE RELEASE

                         VALLEY FORGE SCIENTIFIC REPORTS

                FISCAL 2003 AND FOURTH QUARTER OPERATING RESULTS

OAKS, Pa., December 8, 2003 -- Valley Forge Scientific Corp. (NASDAQ: VLFG; BSE:
VLF), a leading developer of bipolar electrosurgical systems, today announced operating results for fiscal 2003 and fourth quarter ended September 30, 2003.

     Sales for the 2003 fiscal year were $4,474,308 and net income for the year was $108,925, or $0.01 per basic and diluted share. For the 2002 fiscal year, sales were $5,021,931 and net income was $380,528, or $0.05 per basic and diluted share.

     Sales for the fourth quarter of fiscal 2003 were $1,083,358 as compared to $1,153,449 for the same period in 2002. Net income for the quarter was $1,840, or $0.00 per basic and diluted share, as compared to $44,751, or $0.01 per basic and diluted share for the fourth quarter of fiscal 2002.

     For the 2003 fiscal year, cost of sales was $2,264,902, or 51% of sales, as compared to $2,463,209, or 49% of sales, for the 2002 fiscal year. Gross margin was 49 percent for the year as compared to 51 percent for fiscal 2002. Selling, general and administrative expenses increased to $1,523,751, or 34 percent of sales, as compared to $1,503,001, or 30% of sales, for the prior fiscal year. Selling, general and administrative expenses reflect increased selling and marketing expenses incurred in connection with implementing the sales and marketing plan for the Bident(R) Bipolar Tissue Management System.

     Research and development expenses increased by approximately 36% to $489,930 for 2003 fiscal year as compared to $360,111 for the 2002 fiscal year. The increase was primarily related to our reaching the final stages of development of our new surgical irrigator system, increased resources directed towards the development of a new generator and instrumentation for neurosurgery as well as reaching the final stages of development on a new generator and disposable instrumentation for use in areas other than neurosurgery.

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     During the year, 127,600 shares of common stock were repurchased at cost of
$173,316 pursuant to the company's stock repurchase plan, which was approved by our Board of Directors in August 2002. To date, Valley Forge has repurchased 154,100 shares of common stock under the plan, leaving a balance of 45,900 shares that are available for repurchase under the plan.

     "Sales of our neurosurgical products to Codman & Shurtleff, Inc. decreased by approximately 5% in fiscal 2003. This was primarily due to reduced sales of generators in anticipation of the release of a new neurosurgical generator and instrumentation. In addition to the new irrigation unit and related disposable tubing sets, which are now in production, we anticipate completing the new neurosurgical generator and disposable instrumentation in the first six months of calendar 2004," said Jerry Malis, President and CEO of Valley Forge Scientific Corp.

     "We feel that sales volume of our neurosurgery products should increase in fiscal 2004 and beyond. We recently extended the term of our distribution agreement with Codman & Shurtleff, Inc. from December 31, 2003 to March 31, 2004, under the same terms of our existing distribution agreement, to provide more time to continue discussions with Codman & Shurtleff, Inc. on the terms of a new distribution agreement for our existing products as well as other products and disposable instruments, which are and will be ready for introduction into the market."

     "In the fourth quarter of fiscal 2003, our sales of dental products were relatively constant with sales in the third quarter, but still not at acceptable levels. In the first quarter of fiscal 2004, we will begin to see better results as the leads we are receiving start to turn into sales. With our new dental product manager, we are targeting marketing efforts with the key dental distributors of our dental products, which is supplemented by advertisements in leading dental magazines, informational CD-ROMS, and participating at trade shows. As an example of our recent marketing efforts, at the New York dental conference, which lasted four days and concluded last week, we held numerous demonstrations of our dental products for both dentists and dental dealers. In addition, the New York Dental Society sponsored a hands-on course on Bident(R) bipolar surgery given by Dr. Ian Shuman, who has written extensively on our system. There was a morning and afternoon session and both were filled to capacity."

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     "During the year, we expended additional funds on several new products for neurosurgery as well as in connection with a development agreement we entered into with Stryker Corporation for a product outside of the neurosurgery and dental markets. We recently extended the term of that development agreement until February 28, 2004."

     Management of Valley Forge Scientific will discuss 2003 fiscal year and fourth quarter financial results on Monday, December 8, 2003 in a conference call scheduled for 4:45 p.m. ET. Those who wish to participate in the conference call may do so by calling (877) 356-9134 approximately 10 minutes prior to the start time and providing confirmation code 4371681 to the conference operator. For callers outside the United States, the number is (706) 643-3775. An audiotape replay will be available by telephone at (800) 642-1687, confirmation code 4371681, approximately two hours following the conclusion of the call through Monday, December 22, 2003. International callers can access this replay at (706) 645-9291.

     Valley Forge Scientific has established itself as a leading developer and manufacturer of bipolar electrosurgical systems and related instrumentation. Based on its DualWave(TM) technology, these systems provide surgeons with the ability to safely cut and coagulate tissue in the most critical areas of the brain and spinal cord. Based on technology developed in conjunction with Leonard
I. Malis, MD, Professor and Chairman Emeritus of the Mount Sinai School of Medicine Department of Neurosurgery, the Malis(R) bipolar electrosurgery systems are considered to be the gold standard worldwide for use in the central nervous system. For more information on DualWave(TM) technology, Malis(R) bipolar electrosurgery systems, or other Valley Forge Scientific products, please visit our Web site at http://www.vlfg.com.

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VALLEY FORGE SCIENTIFIC CORP.

     Financial Highlights

                                       For the Fiscal            For the Three
                                         Year Ended               Months Ended
                                  -----------------------   -----------------------
                                    9/30/03      9/30/02      9/30/03      9/30/02
                                  ----------   ----------   ----------   ----------

     Net Sales                    $4,474,308   $5,021,931   $1,083,358   $1,153,449
     Operating Expenses            2,053,979    1,926,722      467,753      481,893
     Operating Income                155,427      632,000        5,816       67,769
     Provision for (Benefit of)       57,953      274,583       (7,188)      33,248
     Income Taxes

     Net Income                      108,925      380,528        1,840       44,751


     Basic income per share       $     0.01   $     0.05   $     0.00   $     0.01
     Diluted income per share     $     0.01   $     0.05   $     0.00   $     0.01


     Common shares outstanding
     Basic                         7,960,676    8,067,286    7,913,712    8,067,286
     Diluted                       7,986,179    8,154,570    7,945,075    8,154,570


Forward-Looking Statements

Statements in this press release regarding our expectations for product in the final stages of research and development, acceptance of our products in the marketplace, new products and alliances, and any other statements in this press release that refer to Valley Forge Scientific's estimated or anticipated future results are forward-looking statements. All forward-looking statements in this press release reflect Valley Forge Scientific's current analysis of existing trends and information and represent Valley Forge Scientific's judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors affecting Valley Forge Scientific's business, including but not limited to competitive, regulatory and market conditions; the performance of new products and the continued acceptance of current products; the execution of strategic initiatives and alliances; the market penetration by third parties who distribute and sell Valley Forge Scientific's products; Valley Forge Scientific's ability to maintain a sufficient supply of products; product liability claims; and the uncertainties associated with intellectual property protection for these products. In addition, matters generally affecting the domestic and global economy can affect Valley Forge Scientific's results. Therefore, the reader is cautioned not to rely on these forward-looking statements. Valley Forge Scientific disclaims any intent or obligation to update these forward-looking statements.

Additional information concerning these and other risk factors may be found in previous financial press releases issued by Valley Forge Scientific and Valley Forge Scientific's public periodic filings with the Securities and Exchange Commission, including Valley Forge Scientific's Form 10-K for the year ended September 30, 2003.